                      Exhibit 99.2 - Financial Statements
                      -----------------------------------

 OmniComm Systems, Inc. Financial Statements for the Period Ended June 30, 2001

                             OMNICOMM SYSTEMS, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                                                    June 30, 2001       December 31,
                                                                                    -------------       ----------
                                                                                     (unaudited)           2000
                                                                                      ---------            ----
                                     ASSETS
CURRENT ASSETS
             Cash                                                                     $    7,898              $   90,958
             Accounts receivable                                                          28,251                   9,927
             Prepaid expenses                                                              2,458                     -0-
                                                                                      ----------              ----------
             Total current assets                                                         38,607                 100,885

PROPERTY AND EQUIPMENT, Net                                                              438,296                 486,481

OTHER ASSETS
             Intangible assets, net                                                       82,968                  53,071
             Goodwill, net                                                                   -0-                  79,277
             Other assets                                                                100,160                  25,160
                                                                                      ----------              ----------

TOTAL ASSETS                                                                          $  660,031              $  744,874
                                                                                      ==========              ==========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
             Accounts payable and accrued expenses                                    $1,304,601              $1,079,506
             Notes payable - current                                                     446,500                 612,500
             Notes payable related parties - current                                     380,000                 660,000
             Deferred revenue                                                             30,474                  26,861
                                                                                      ----------              ----------
             Total current liabilities                                                 2,161,575               2,378,867

CONVERTIBLE DEBT                                                                       1,980,000                 462,500
                                                                                      ----------              ----------
TOTAL LIABILITIES                                                                      4,141,575               2,841,367
                                                                                      ----------              ----------

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY (DEFICIT)
             5%  Series A convertible preferred stock, 5,000,000 shares                3,812,179               3,857,179
             authorized, 4,215,224 and 4,260,224 issued and outstanding, respectively, at par
             Common stock - 20,000,000 shares authorized, 8,510,079 and                    8,510                   7,975
             7,974,578 issued, respectively, at $.001 par value
             Additional paid in capital                                                3,645,562               3,261,100
             Less cost of treasury stock: Common - 620,951 and 620,951                  (293,912)               (293,912)
             shares, respectively
             Retained deficit                                                        (10,652,743)             (8,927,695)
             Subscriptions receivable                                                     (1,140)                 (1,140)
                                                                                      ----------              ----------
TOTAL SHAREHOLDERS' EQUITY (DEFICIT)                                                  (3,481,544)             (2,096,493)
                                                                                      ----------              ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)                                  $  660,031              $  744,874
                                                                                      ==========              ==========

    See accompanying summary of accounting policies and notes to financial statements.

                            OMNICOMM SYSTEMS, INC.
           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                For the Period January 1, 2000 to June 30, 2001
                                  (unaudited)


                                                            5% Series A Convert.                                          Total
                             Common Stock      Additional     Preferred Stock        Retained                          Shareholders'
                          Number of    $.001     Paid in     Number                  Earnings  Subscription  Treasury      Equity
                           Shares      Value     Capital   Of Shares    $ No Par    (Deficit)   Receivable     Stock      (Deficit)
                           ------      -----     -------   ---------    --------    ---------   ----------     -----      ---------
Balance at
January 1, 2000          3,344,066     $3,344   $238,007   4,117,500   $3,872,843  $(2,652,644)  $(850,952) $     -0-     $ 610,598

Issuance of common
stock for services          40,000         40     89,960                                                                     90,000

Issuance of common
stock                      284,166        284                                                                                   284

Exercise of stock
options                  1,025,895      1,026    297,024                                                                    298,050

Purchase of
treasury stock in
connection with
stock appreciation
rights                     (20,951)                                                                          (293,312)     (293,312)

Payment on subscription
receivable                                                                                         850,000                  850,000

Acquisition
of WebIPA, Inc.          1,200,000      1,200      3,833                                                                      5,033

Common stock reacquired
in the acquisition  of
WebIPA                    (600,000)                                                                              (600)         (600)

Issuance of
preferred stock                                              146,000      146,000                                           146,000

Issuance costs on
preferred stock                                                          (206,750)                                         (206,750)

                            OMNICOMM SYSTEMS, INC.
           CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
                For the Period January 1, 2000 to June 30, 2001
                                  (unaudited)

                           Common Stock     Additional     Preferred Stock       Retained                            Shareholders'
                        Number of   $.001    Paid In    Number of                Earnings  Subscription  Treasury        Equity
                                                        ---------
                         Shares     Value    Capital      Shares    $ No Par    (Deficit)   Receivable     Stock        (Deficit)
                         ------     -----    -------      ------    --------    ---------   ----------     -----        --------
Conversion of conv.
notes payable, net of
issuance costs of
$33,287                  320,000     320     366,393                                                                     366,713

Exercise of stock
options                   20,000      20      15,980                                                                      16,000

Exercise of stock
warrants                 481,834     482     963,186                                                                     963,668

Exercise of stock
warrants                 187,954     188                                                       (188)                         -0-

Conversion of
preferred stock to
common stock              66,667      67      99,933     (100,000)   (100,000)                                               -0-

Conversion of notes
payable to common         91,608      92     206,026                                                                     206,118
stock

Issuance of common
stock for services        70,990      71     188,784                                                                     188,855

Issuance of common
stock, net of
issuance costs of
$66,833                  668,334     668     600,833                                                                     601,501

                            OMNICOMM SYSTEMS, INC.
                CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
              For the Period January 1, 2000 to June 30, 2000
                                  (unaudited)

                              Common Stock    Additional       Preferred Stock      Retained                             Total
                         Number of   $.001     Paid In     Number of                Earnings   Subscription  Treasury  Shareholders'
                                                           ---------
                          Shares     Value     Capital       Shares    $ No Par    (Deficit)    Receivable    Stock      (Deficit)
                          ------     -----     -------       ------    --------    ---------    ----------    -----      ---------
Issuance of preferred
stock for services                                          126,781      190,172                                            190,172

Conversion of notes
payable into
preferred stock                                              66,667      100,000                                            100,000

Conversion of
preferred stock to
common stock                96,724      97      144,989     (96,724)    (145,086)                                               -0-

Issuance of common
stock for services          76,340      76       45,552                                                                      45,628

Net (loss) for the
year ended December
31, 2000                                                                          (6,275,051)                            (6,275,051)
                                                                                  ----------                             ----------

Balances at December
31, 2000                 7,353,627  $7,975   $3,261,100   4,260,224    3,857,179  (8,927,695)        (1,140) (293,912)   (2,096,493)

Issuance of common
stock                       90,000      90       74,910                                                                      75,000

Conversion of
preferred stock to
common stock                30,000      30       44,970     (45,000)     (45,000)                                               -0-

                            OMNICOMM SYSTEMS, INC.
           CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
                For the Period January 1, 2000 to June 30, 2001
                                  (unaudited)

                                                             5% Series A                                                 Total
                         Common Stock       Additional     Preferred Stock       Retained                             Shareholders
                      Number of    $.001     Paid in     Number                  Earnings    Subscription   Treasury     Equity
                       Shares      Value     Capital   Of Shares     $ No Par    (Deficit)    Receivable     Stock      (Deficit)
Conversion of
convertible Notes
payable to common
stock, net of
issuance costs
of $2,890                30,000       30      34,580                                                                        34,610

Exercise of stock
options                  20,000       20      15,980                                                                        16,000

Stock issued in lieu
of pay and in
satisfaction of
trade payables          126,338      126      97,732                                                                        97,858

Conversion of notes
payable to common
stock                   226,038      226     112,103                                                                       112,329

Issuance of common
stock                    13,125       13       4,187                                                                         4,200

Net loss for the
six months ended
June 30, 2001                                                                    (1,725,048)                            (1,725,048)
                                                                               ------------                            -----------

Balances at June
30, 2001              7,889,128   $8,510  $3,645,562   4,215,224   $3,812,179  $(10,652,743)    $(1,140)   $(293,912)  $(3,481,544)
                      =========   ======  ==========   =========   ==========  ============     =======    =========   ===========

    See accompanying summary of accounting policies and notes to financial statements

                             OMNICOMM SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                     For the six months ended              For the three months ended
                                                             June 30,                               June 30,
                                                     2001                2000                2001                2000
                                                     ----                ----                ----                ----
Revenues                                      $    57,179         $    40,760          $   16,084         $    15,782
Cost of sales                                      38,198              46,524              21,713              11,404
                                              -----------         -----------          ----------         -----------

Gross margin(loss)                                 18,981              (5,764)             (5,629)              4,378

Other expenses

Salaries, benefits and related taxes              993,116           1,511,329             431,264             938,396
Rent                                               77,986             162,408              36,610             101,476
Consulting - medical advisory                         -0-              89,000                 -0-              47,000
Consulting - marketing sales                          -0-              77,033                 -0-              29,033
Consulting - product development                      -0-              36,420                 -0-               7,985
Legal and professional fees                       100,917             405,978              58,419             206,731
Travel                                             42,210             310,443                (980)            140,724
Telephone and internet                             57,256             141,347              22,817              77,313
Selling, general and administrative                51,874             407,521              25,967             192,325
Interest expense, net                             135,678              41,979              79,176              24,956
Depreciation and amortization                     182,933             194,470              95,605             101,854
                                              -----------         -----------          ----------         -----------
Total other expenses                            1,641,970           3,377,928             748,878           1,867,793
                                              -----------         -----------          ----------         -----------

(Loss) before taxes and                        (1,622,989)         (3,383,692)           (754,507)         (1,863,415)
preferred dividends

Income tax expense (benefit)                          -0-                 -0-                 -0-                 -0-

Preferred stock dividends                        (102,059)           (101,569)            (51,200)            (52,155)
                                              -----------         -----------          ----------         -----------

Net (loss)                                    $(1,725,048)        $(3,485,261)         $ (805,707)        $(1,915,530)
                                              ===========         ===========          ==========         ===========

Net (loss) per share                          $     (0.22)        $     (0.70)         $   (0.10)         $    (0.35)
                                              ===========         ===========          =========          ==========
Weighted average number of
shares outstanding
                                                7,739,214           5,000,089           7,883,732           5,549,470
                                             ============         ===========          ==========         ===========

  The accompanying notes are an integral part of these financial statements.

                             OMNICOMM SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)

                                                                                       For the six months ended
                                                                                               June 30,
                                                                                       2001                2000
                                                                                       ----                ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss)                                                                $(1,725,048)        $(3,485,261)
     Adjustment to reconcile net income to net cash provided by
     (used in) operating activities:
     Depreciation and amortization                                                        182,933             194,470
     Common stock issued for services                                                      97,858              90,000
     Change in assets and liabilities:
     Accounts receivable                                                                  (18,324)            (27,301)
     Inventory                                                                                 -0-              5,120
     Prepaid expenses                                                                      (2,458)            (22,260)
     Other assets                                                                              -0-            (13,892)
     Intangible assets                                                                    (66,750)                 -0-
     Accounts payable and accrued expenses                                                237,524           1,118,544
     Sales tax payable                                                                         -0-             (1,487)
     Deferred revenue                                                                       3,613                  -0-
                                                                                      -----------         -----------
Net cash provided by (used in) operating activities                                    (1,290,652)         (2,142,067)

CASH FLOWS FROM INVESTING ACTIVITIES
     Equity investment in EMN                                                                  -0-           (335,000)
     Purchase of WebIPA                                                                        -0-              5,033
     Purchase of property and equipment                                                   (21,508)           (272,900)
                                                                                      -----------         -----------
Net cash provided by (used in) operating activities                                       (21,508)           (602,867)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from convertible notes                                                       794,900                  -0-
Payments on notes payable                                                                 (16,000)                 -0-
Proceeds from notes payable                                                               430,000             530,000
Proceeds from stock warrant exercise                                                           -0-            492,000
Issuance of 5% Series A convertible preferred stock, net of issuance costs                     -0-            789,250
Issuance of common stock                                                                    4,200                 284
Proceeds from stock option exercise                                                        16,000              20,739
                                                                                      -----------         -----------
Net cash provided by (used in) financing activities                                     1,229,100           1,832,273
                                                                                      -----------         -----------

Net increase (decrease) in cash and cash equivalents                                      (83,060)           (912,661)
Cash and cash equivalents at beginning of period                                           90,958           1,127,263
                                                                                      -----------         -----------
Cash and cash equivalents at end of period                                            $     7,898         $   214,602
                                                                                      ===========         ===========

                            OMNICOMM SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (unaudited)
                                  (Continued)


                                                                                            For the six month ended
                                                                                                   June 30,
                                                                                              2001           2000
                                                                                              ----           ----
     Supplemental Disclosure of Cash Flow Information:
     Cash paid during the period for:
     Income tax paid                                                                          $   -0-        $   -0-
                                                                                              =======        =======
     Interest paid                                                                            $23,657        $44,728
                                                                                              =======        =======

Non-Cash Investing and Financing Transactions;
  Acquisition of all of the outstanding common stock of WebIPA, Inc. during the quarter ended June 31, 2000.

     Assets acquired, fair value                  $  5,033
     Cash acquired                                   5,033
                                                  --------
     Net cash paid for acquisition                $    -0-
                                                  ========

During the year ended December 31, 2000, $400,000 of convertible notes payable were converted into 320,000 shares of common stock.

During the year ended December 31, 2000, 1,018,604 incentive stock options were exercised utilizing stock appreciation rights. The net proceeds to the company would have been $293,312. The company recorded a treasury stock transaction in the amount of $293,312 to account for the stock appreciation rights.

During the year ended December 31, 2000, a promissory note with a face value of $100,000 was converted into 66,667 shares of the Company's preferred stock at a rate of $1.50 per share.

During the year ended December 31, 2000, promissory notes totaling $206,118 of principal and interest were converted into 91,608 shares of the Company's preferred stock at a rate of $2.25 per share.

During the year ended December 31, 2000, $245,086 of the Company's convertible Series A Preferred Stock totaling 196,724 preferred shares were converted into 163,391 shares of common stock.

During the period ended June 30, 2001, the Company issued 90,000 shares as collateral for a bridge loan with a principal amount due of $75,000.

During the period ended June 30, 2001, $37,500 of convertible notes payable were converted into 30,000 shares of common stock, net of issuance costs of $2,890.

During the period ended June 30, 2001, a promissory note with a face value of $100,000 with $12,329 in accrued interest was converted into 226,003 shares of the Company's common stock.

During the period ended June 30, 2001, $45,000 of the Company's convertible Series A Preferred Stock totaling 45,000 preferred shares were converted into 30,000 shares of common stock.

During the period ended June 30, 2001, $760,000 in notes payables were converted into 12% convertible notes of the Company.

     See accompanying summary of accounting policies and notes to financial statements

                            OMNICOMM SYSTEMS, INC.
            NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                                 June 30, 2001
                                  (unaudited)

NOTE 1:   ORGANIZATION AND NATURE OF OPERATIONS
          -------------------------------------

          OmniComm Systems, Inc. (the "Company") was originally incorporated in Florida in February 1997. The Company provides Internet based database applications that integrate significant components of the clinical trial process, including the collection, compilation and validation of data over the Internet. The Company's primary products include TrialMaster(TM) and WebIPA(R).

NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         ------------------------------------------

         CASH AND CASH EQUIVALENTS
         -------------------------

         Cash equivalents consist of highly liquid, short-term investments with maturities of 90 days or less. The carrying amount reported in the accompanying balance sheets approximates fair value.

         CONSOLIDATION
         -------------

         The Company's accounts include those of its two wholly owned subsidiaries, OmniCommerce and OmniTrial B.V. All significant intercompany transactions have been eliminated in consolidation.

         ACCOUNTS RECEIVABLE
         -------------------

         Accounts receivable are judged as to collectibility by management and an allowance for bad debts is established as necessary. As of each balance sheet date, no reserve was considered necessary.

         EARNINGS PER SHARE
         ------------------

         The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." SFAS 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. The diluted earnings per share calculation is very similar to the previously fully diluted earnings per share calculation method. SFAS 128 became effective December 31, 1997.

         Basic earnings per share were calculated using the weighted average number of shares outstanding of 7,739,214 and 5,000,089 for the six months ended June 30, 2001 and 2000; and 7,883,732 and 5,549,470 for
         the three months ended June 30, 2001 and 2000 respectively. There were no differences between basic and diluted earnings per share. Options to purchase 2,750,039 shares of common stock at prices ranging from $.25 to $5.50 per share were outstanding at June 30, 2001, but they were not included in the computation of diluted earnings per share because the options have an anti-dilutive effect. The effect of the convertible debt and convertible preferred stock are anti-dilutive.

         5% SERIES A CONVERTIBLE PREFERRED STOCK
         ---------------------------------------

         During the year ended December 31, 1999, the Company designated 5,000,000 shares of its 10,000,000 authorized preferred shares as 5% Series A Convertible Preferred Stock. Each share is convertible into common stock at $1.50 per share. In the event of liquidation, these shareholders will be entitled to receive in preference to the holders of common stock an

                            OMNICOMM SYSTEMS, INC.
           NOTES TO THE CONSOLIDATED INTERIOM FINANCIAL STATEMENTS
                                 June 30, 2001
                                  (unaudited)


          amount equal to their original purchase price plus all accrued but unpaid dividends. Dividends are payable at the rate of 5% per annum, payable semi-annually.



          ADVERTISING
          -----------

          Advertising costs are expensed as incurred. Advertising costs were $1,600 and $113,049 for the periods ended June 30, 2001 and 2000 respectively.

          Reclassifications
          -----------------

          Certain items from prior periods within the financial statements have been reclassified to conform to current period classifications.

          INTANGIBLE ASSETS AND GOODWILL
          ------------------------------

          Included in Intangible Assets are the following assets:

                                                                                     June 30, 2001
                                                                                      Accumulated
                                                      Cost                            Amortization
                                                      ----                            ------------
          Covenant not to compete                   $120,000                            $120,000
          Software development costs                  87,500                              87,500
          Organization costs                             539                                 539
          Debt acquisition costs                     150,198                              67,230
                                                    --------                            --------
                                                    $358,237                            $275,269
                                                    ========                            ========

                                                                                   December 31, 2000
                                                                                      Accumulated
                                                      Cost                           Amortization
                                                      ----                           ------------
          Covenant not to compete                   $120,000                            $120,000
          Software development costs                  87,500                              72,917
          Organization costs                             539                                 539
          Debt acquisition costs                      86,338                              47,850
                                                    --------                            --------
                                                    $294,377                            $241,306
                                                    ========                            ========

          The covenant not to compete and the software development costs were acquired as a result of the acquisition of Education Navigator, Inc. (EdNav) on June 26, 1998. The covenant is for a two-year period and is being amortized ratably over that time. The software development costs were capitalized and are being amortized ratably over a three-year period, as that is the expected life of the various products. Amortization expense was $14,583 for software development costs for the period ended June 30, 2001.

          During the first six months of 2001, the Company issued Convertible Notes totaling $1,555,000. The fees of $66,750 associated with these notes will be amortized ratably over the term of the notes, which is through January 31, 2002. Amortization expense of debt acquisition costs totaled $19,380 for the period ended June 30, 2001, and approximately $2,890 of the debt acquisition costs were reclassified as stock issuance costs in connection with the conversion of $37,500 (original cost) worth of the convertible notes into common stock of the Company during the period ended June 30, 2001.

                            OMNICOMM SYSTEMS, INC.
            NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                                 June 30, 2001
                                  (unaudited)


          Included in Goodwill, as a result of the EdNav acquisition at June 30, 2001 and December 31, 2000 is the cost of $475,665 and accumulated amortization of $475,665 and $396,388 respectively. The goodwill is being amortized ratably over a period of three years. Goodwill amortization totaled $79,277 for the period ended June 30, 2001.



          PROPERTY AND EQUIPMENT, AT COST
          -------------------------------

          Property and equipment consists of the following:


                                                      June 30, 2001                                    December 31, 2000
                                                       Accumulated                                        Accumulated
                                    Cost               Depreciation                 Cost                 Depreciation
                                    ----               ------------                 -----                ------------
Computer and                      $391,477               $127,719                  $387,862                 $ 88,812
office equipment
Leasehold                            2,549                    440                     1,699                      201
improvements
Computer software                  229,453                 86,378                   212,412                   60,067
Office furniture                    42,350                 12,996                    42,350                    8,762
                                  --------               --------                  --------                 --------
                                  $665,829               $227,533                  $644,323                 $157,842
                                  ========               ========                  ========                 ========


          Renewals and betterments are capitalized; maintenance and repairs are expensed as incurred.

          Depreciation is calculated using the straight-line method over the asset's estimated useful life, which is 5 years for leasehold improvements, equipment and furniture and 3 years for software.

          Depreciation expense for the periods ended June 30, 2001 and 2000 was $69,693 and $58,557 respectively.

          DEFERRED REVENUE
          ----------------

          Deferred revenue represents cash advances received in excess of revenue earned on on-going contracts. Payment terms vary with each contract but may include an initial payment at the time the contract is executed, with future payments dependent upon the completion of certain contract phases or targeted milestones. In the event of contract cancellation, the Company is entitled to payment for all work performed through the point of cancellation. The Company had $30,474 in deferred revenue relating to one contract for services to be performed over the next three months.

          REVENUE RECOGNITION POLICY
          --------------------------

          The Company recognizes sales, for both financial statement and tax purposes, when its products are shipped and when services are provided. The Company had $30,474 in deferred revenue relating to one contract for services to be rendered over the next three months.

          ESTIMATES IN FINANCIAL STATEMENTS
          ---------------------------------

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            OMNICOMM SYSTEMS, INC.
            NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATMENETS
                                 June 30, 2001
                                  (unaudited)

          INCOME TAXES
          ------------

          The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." SFAS 109 has as its basic objective the recognition of current and deferred income tax assets and liabilities based upon all events that have been recognized in the financial statements as measured by the provisions of the enacted tax laws.

          Valuation allowances are established when necessary to reduce deferred tax assets to the estimated amount to be realized. Income tax expense represents the tax payable for the current period and the change during the period in the deferred tax assets and liabilities.

          STOCK BASED COMPENSATION
          ------------------------

          The Company adopted SFAS 123 to account for its stock based compensation plans. SFAS 123 defines the "fair value based method" of accounting for stock based compensation. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period.

          EARNINGS PER SHARE
          ------------------

          Basic earnings per shares ("EPS") is computed by dividing income available to common shareholders (which for the Company equals its net loss) by the weighted average number of common shares outstanding, and dilutive EPS adds the dilutive effect of stock options and other common stock equivalents. Antidilutive shares aggregating 3,784,000 have been omitted from the calculation of dilutive EPS for the period ended June 30, 2001. A reconciliation between numerators and denominators of the basic and dilutive earnings per shares is as follows:

                                       Period Ended June 30, 2001                       Period Ended June 30, 2000
                                       --------------------------                       --------------------------
                               Net Income         Shares          Per-         Net Income          Shares            Per-
                                 (Loss)                          Share          (Loss)                              Share
                               Numerator        Denominator      Amount        Numerator         Denominator        Amount
                               --------         ----------       ------        ---------         -----------        ------
     Basic EPS               $(1,726,048)        7,739,214      $(0.22)      $(3,485,261)          5,000,089        $(0.70)
     Effect of Dilutive
     Securities
     None.                            -0-               -0-         -0-               -0-                 -0-           -0-
                             -----------         ---------      ------       -----------          ----------        ------
     Diluted EPS             $(1,726,048)        7,739,214      $(0.22)      $(3,485,261)          5,000,089        $(0.70)
                             ===========         =========      ======       ===========           =========        ======

          IMPACT OF NEW ACCOUNTING STANDARDS
          ----------------------------------

          In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), which is effective for all fiscal quarter of all fiscals years beginning after June 15, 2000, as amended by SFAS No. 137. In June 2000, SFAS No. 138 was issued which amended certain provisions of SFAS No. 133. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts, and for hedging activities. In accordance with SFAS No. 133, an entity is required to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company

                            OMNICOMM SYSTEMS, INC.
           NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                                June 30, 2001
                                  (unaudited)

          formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

          The Company has not yet completed its evaluation of the impact of SFAS No. 133 on its consolidated financial statements. However, the Company does not believe that the implementation of SFAS No. 133 will have a significant effect on its results of operations.

          FASB Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation" ("FIN No. 44"), provides guidance for applying APB Opinion No. 25, "Accounting for Stock Issued to Employees". With certain exceptions, FIN No. 44 applies prospectively to new awards, exchanges of awards in a business combination, modifications to outstanding awards and changes in grantee status on or after July 1, 2000. The Company does not believe that the implementation of FIN No. 44 will have a significant effect on its results of operations.

          In December 1999, The SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"), which summarizes certain of the SEC staff's views in applying generally accounted principles to revenue recognition in financial statements. The Company will be required to adopt SAB No. 101 during fiscal year 2001. The Company has reviewed SAB No. 101 and expects the pronouncement to have an effect on its method of recognizing revenues. The Company's typical engagement will last from 4 months to several years, and the revenue generated from those engagements will be ratably recognized over the life of the engagement.

NOTE 3:   OPERATIONS AND LIQUIDITY
          ------------------------

          The Company incurred substantial losses in 1999, 2000 and during the first six months of fiscal 2001. Until such time that the Company's products and services can be successfully marketed the Company will continue to need to fulfill working capital requirements through the sale of stock and the issuance of debt. The inability of the company to continue its operations, as a going concern would impact the recoverability and classification of recorded asset amounts.

          The ability of the Company to continue in existence is dependent on its having sufficient financial resources to bring products and services to market for marketplace acceptance. As a result of its significant losses, negative cash flows from operations, and accumulated deficits for the period ending June 30, 2001, there is doubt about the Company's ability to continue as a going concern.

          Management believes that its current available working capital, anticipated contract revenues and subsequent sales of stock and or placement of debt instruments will be sufficient to meet its projected expenditures for a period of at least twelve months from June 30, 2001. However, any projections of future cash needs and cash flows are subject to substantial uncertainty. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

NOTE 4:   ACQUISITION
          -----------

          WebIPA, Inc. Acquisition

          On February 9, 2000, the Company acquired WebIPA, Inc., a Florida corporation pursuant to an Agreement and Plan of Acquisition dated January 26, 2000. In consideration of receiving

                            OMNICOMM SYSTEMS, INC.
           NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                                June 30, 2001
                                  (unaudited)

          all of the issued and outstanding shares of WebIPA Inc., OmniComm issued 1,200,000 restricted shares of common stock to the shareholders of WebIPA Inc.

          The Company accounted for its acquisition of WebIPA under the purchase method of accounting. At the time of the transaction WebIPA was a development stage company with approximately $5,033 in assets and no recorded liabilities.

NOTE 5:   EQUITY INVESTMENT
          -----------------

          European Medical Network (EMN) Investment, at cost

          On June 20, 2000 the Company entered into a stock purchase agreement under which it agreed to purchase a 25% interest in Medical Network AG EMN, a Swiss company ("EMN"). The agreement, set to close on April 20, 2000, provided that the purchase price for 25% of EMN's stock equity was $838,500 to be paid partly in cash and stock. Two cash payments totaling US $645,000 were to be paid in installments as follows:
          $335,000 on March 20, 2000, upon which EMN would deliver 10% of its stock equity, and $310,000 on April 20, 2000, upon which EMN would deliver the remaining 15% of its stock equity. In addition, the Company was to provide 41,883 shares of restricted common stock to EMN. Pursuant to the terms of the stock purchase agreement, on March 20, 2000, EMN's shareholders entered into an agreement that provided for the Company to have one seat on EMN's board of directors and the right to veto any sale of equity in excess of 49% of the total issued and outstanding equity of EMN.

          On March 20, 2000, the Company paid EMN $335,000, received 10% of EMN's equity and a seat on EMN's board. On April 20, 2000, the Company did not make the second payment of $310,000 or the stock payment of 41,883 shares to EMN and the stock purchase agreement did not close. On July 11, 2000, the Company and EMN agreed to renegotiate the terms of their agreement subject to the Company's success in finding adequate financing. As part of the renegotiation the Company has resigned its seat on EMN's board and offered to sell its 10% interest back to EMN. The Company accounts for its investment in EMN under the cost method of accounting. The Company has established a valuation allowance of $335,000 against its investment in EMN to reflect the uncertainty of the fair market value of the investment as of June 30, 2001 and December 31, 2000.

NOTE 6:   NOTES PAYBLE
          ------------

          Education Navigator
          -------------------

          As of June 30, 2001, the Company owed $141,500 to the selling stockholders of Education Navigator. The notes are payable over two years and bear interest at 5.51% annually. The amount payable during fiscal 2001 is $157,500. At June 30, 2001 the Company was in default under the terms of the promissory notes governing the debt.

          Short-term Borrowings
          ---------------------

          At June 30, 2001 the Company owed $685,000 under short-term notes payable. The notes bear interest at rates ranging from 9.5% to 18%. The average term of the promissory notes is 201 days. One of the notes is collateralized by common stock, the other notes are not collateralized. The note holders were granted stock warrants in the Company at prices ranging from $.50 to $2.25 per share. As of June 30, 2001 the Company was in default on three of the notes with principal owed of approximately $255,000.

                            OMNICOMM SYSTEMS, INC.
           NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                                June 30, 2001
                                  (unaudited)

NOTE 7:   CONVERTIBLE NOTES
          -----------------

          During the first quarter of 1999, the Company issued Convertible Notes Payable in the amount of $862,500 pursuant to a Confidential Private Placement Memorandum. There were costs of $119,625 associated with this offering. The notes bear interest at ten percent annually, payable semi-annually. The notes are convertible after maturity, which is five years, into shares of common stock of the Company at $1.25 per share, including registration rights. As of June 30, 2001 approximately $437,500 of the Convertible Notes had been converted into 350,000 shares of common stock of the Company.

          During the first half of 2001, the Company issued Convertible Notes Payable in the amount of $1,555,000 pursuant to a Confidential Private Placement Memorandum. There were costs of $66,750 associated with this offering. The net proceeds to the Company were $1,488,250, with the costs of $66,750 accrued at June 30, 2001. The notes bear interest at twelve percent annually, payable at maturity. The notes are convertible after maturity, which is January 31, 2002, into shares of common stock of the Company at $0.50 per share, including registration rights.

NOTE 8:   COMMITMENTS AND CONTINGENCIES
          -----------------------------

          The Company currently leases office space requiring minimum annual base rental payments for the fiscal periods shown as follows:

                         2001                  $ 54,418
                         2002                   116,125
                         2003                         0
                         2004                         0
                         2005                         0
                                               --------
                         Total                 $170,543
                                               ========


          In addition, to annual base rental payments, the company must pay an annual escalation for operating expenses as determined in the lease.

          CONTINGENT LIABILITIES
          ----------------------

     On or about September 6, 2000, the Company's wholly owned subsidiary, OmniTrial B.V. ("OmniTrial") submitted a petition for bankruptcy protection from the bankruptcy court of the Netherlands. The court appointed a liquidating trustee and the case is still pending. The Company claimed that certain assets of OmniTrial were paid for by the Company and therefore should not be part of the liquidating assets of OmniTrial. The bankruptcy trustee rejected that claim and told the Company that as part of the OmniTrial bankruptcy estate the assets would be sold to diminish any deficiency of the estate. On July 5, 2001 the Company signed a settlement agreement providing for the return of the assets to the Company in exchange for the payment of $10,000.

     On January 26, 2001, a former employee of the Company, Eugene A. Gordon filed a lawsuit in the Circuit Court of the 11th Judicial Circuit in and for Dade County, Florida alleging breach of his employment contract with the Company. The plaintiff alleges the Company owes him more than $100,000 for back payment of salary per the terms of his employment contract. The Company disputes Mr. Gordon's allegations and is vigorously defending this lawsuit.


     On February 2, 2001, an advertising firm, Wray Ward Laseter filed a lawsuit in the Superior Court of North Carolina against the Company. The plaintiff alleges claims totaling approximately $84,160 against the Company for fees associated with advertising, marketing and public relations services provided between June

                            OMNICOMM SYSTEMS, INC.
           NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                                June 30, 2001
                                  (unaudited)

and September 2000. On or about April 27, 2001, the Company and Wray Ward Laseter entered into a settlement agreement which provides that the plaintiff dismiss the lawsuit with prejudice and release its claims against the Company in return for a series of payments totaling $66,000. To date the Company has made two payments totaling $25,200 under the settlement agreement.

On February 16, 2001, a staffing agency, Temp Art, Inc. filed a lawsuit in the County Court in and for Miami-Dade County, Florida. The plaintiff alleges the Company breached its contract and owes approximately $13,126 for back payment of services rendered plus interest and costs. The Company disputes Temp Art's allegations and is vigorously defending this lawsuit.

In December 2000, the Company received a demand letter from a former employee for fees owed relating to an advisers agreement between him and the Company. The demand letter sought $37,500 in the form of past due fees. The former employee later increased his demand to $50,000. After its initial settlement offer was rejected, the Company advised the former employee that it intended to vigorously defend itself against any claims and assert its own claims against him. The Company disputes his allegations and intends to vigorously defend itself should a lawsuit be filed.

NOTE 9:   RELATED PARTY TRANSACTIONS
          --------------------------

          On July 18, 2000 the Company borrowed $50,000 from Guus van Kesteren a Director of the Company. The promissory note carried an interest rate of 12% per annum and had a maturity date of September 30, 2000. In addition, the Company granted Mr. van Kesteren an option to purchase 20,000 shares of the Company's common stock at a price of $2.25. At the Company's request Mr. van Kesteren elected to convert the promissory note as part of a private placement of debt of the Company. The private placement debt will accrue interest at 12% per annum and is convertible into common stock of the Company at a rate of $0.50 per share on January 31, 2002.

          On August 17, 2000 the Company borrowed $100,000 from Noesis N.V. a shareholder of the Company. The promissory note carried an interest rate of 8% per annum and had a maturity date of January 1, 2001. At the Company's request Noesis elected to convert the promissory note as part of a private placement of debt of the Company. The private placement debt will accrue interest at 12% per annum and is convertible into common stock of the Company at a rate of $0.50 per share on January 31, 2002.

          On October 26, 2000 the Company borrowed $250,000 from Profrigo N.V. a shareholder of the Company. The promissory note carried an interest rate of 5% per annum and had a maturity date of January 1, 2001. At the Company's request Profrigo elected to convert the promissory note as part of a private placement of debt of the Company. The private placement debt will accrue interest at 12% per annum and is convertible into common stock of the Company at a rate of $0.50 per share on January 31, 2002.

          On November 22, 2000 the Company borrowed $150,000 from Profrigo, N.V, a shareholder of the Company. The promissory note carries an interest rate of 18% per annum and has a maturity date of January 15, 2001. In addition, the Company granted Profrigo an option to purchase 150,000 shares of the Company's common stock at a price of $0.75. The promissory note is currently in default and continues to accrue interest at the rate of 18% per annum.

          On December 22, 2000 the Company borrowed $60,000 from Guus van Kesteren a Director of the Company. The promissory note carried an interest rate of 5% per annum and had a maturity date of January 1, 2001. At the Company's request Mr. van Kesteren elected to convert the promissory note as part of a private placement of debt of the Company. The private placement debt will accrue interest at 12% per annum and is convertible into common stock of the Company at a rate of $0.50 per share on January 31, 2002.

                            OMNICOMM SYSTEMS, INC.
           NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                                June 30, 2001
                                  (unaudited)

          On December 22, 2000 the Company borrowed $50,000 from Profrigo N.V. a shareholder of the Company. The promissory note carried an interest rate of 5% per annum and had a maturity date of January 1, 2001. At the Company's request Profrigo elected to convert the promissory note as part of a private placement of debt of the Company. The private placement debt will accrue interest at 12% per annum and is convertible into common stock of the Company at a rate of $0.50 per share on January 31, 2002.

          On February 20, 2001 the Company borrowed $60,000 from Guus van Kesteren a Director of the Company. The promissory note carries an interest rate of 12% per annum and has a maturity date of August 20, 2001. In addition, the Company granted Mr. van Kesteren an option to purchase 20,000 shares of the Company's common stock at a price of $0.30.

          On March 19, 2001 the Company borrowed $100,000 from Profrigo N.V a shareholder of the Company. The promissory note carries an interest rate of 12% per annum and has a maturity date of September 19, 2001.

          On April 24, 2001 the Company borrowed $20,000 from Guus van Kesteren a Director of the Company. The promissory note carries an interest rate of 12% per annum and has a maturity date of August 26, 2001. In addition, the Company granted Mr. van Kesteren an option to purchase 6,700 shares of the Company's common stock at a price of $0.30.

          On June 22, 2001 the Company borrowed $25,000 from Guus van Kesteren a Director of the Company. The promissory note carries an interest rate of 12% per annum and has a maturity date of December 22, 2001. The note is convertible into common stock prior to maturity solely at the noteholders option at a price equivalent to that offered in any financing closed by the Company exceeding $1,000,000 prior to the notes maturity.

          On June 22, 2001 the Company borrowed $25,000 from Cornelis Wit a Director of the Company. The promissory note carries an interest rate of 12% per annum and has a maturity date of December 22, 2001. The note is convertible into common stock prior to maturity solely at the noteholders option at a price equivalent to that offered in any financing closed by the Company exceeding $1,000,000 prior to the notes maturity.

NOTE 10:  POST-RETIREMENT EMPLOYEE BENEFITS
          ---------------------------------

          The Company does not have a policy to cover employees for any health care or other welfare benefits that are incurred after employment (post-retirement). Therefore, no provision is required under SFAS Nos. 106 or 112.

NOTE 11:  STOCK BASED COMPENSATION
          ------------------------

          ACCOUNTING FOR STOCK-BASED COMPENSATION
          ---------------------------------------

          Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", ("SFAS No. 123") requires that stock awards granted subsequent to January 1, 1995, be recognized as compensation expense based on their fair value at the date of grant. Alternatively, a company may use Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", ("APB 25") and disclose pro forma income amounts which would have resulted from recognizing such awards at their fair value. The Company has selected to account for stock-based compensation expense under APB 25.

                            OMNICOMM SYSTEMS, INC.
           NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                                June 30, 2001
                                  (unaudited)

          STOCK OPTION PLAN
          -----------------

          In 1998 the Company's Board of Directors approved the OmniComm Systems 1998 Stock Option Plan. (the "1998 Plan"). The Plan provides for granting Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Phantom Stock Unit Awards and Performance Share Units. Pursuant to the 1998 Plan the Company may grant options to purchase up to 3,000,000 shares of the Company's common stock. The term of each option may not exceed ten years from the date of grant, and options vest in accordance with a vesting schedule established by the plan administrator.

          The Company's share option activity and related information is summarized below:

                                           Period ended June 30,
                                                      June 30, 2001                               December 31, 2000
                                                                          Weighted                             Weighted
                                                                          Average                              Average
                                                                          Exercise                             Exercise
                                                           Options          Price              Options           Price
     Outstanding at beginning of period                     3,316,006        $     2.28         3,562,916           $     1.00
         Granted                                              595,000        $     0.64         1,851,994           $     3.46
         Exercised                                             20,000        $     0.80         1,045,894           $     0.30
         Cancelled                                          1,140,467        $     2.00         1,053,010           $     1.97
                                                           ----------        ----------        ----------           ----------

     Outstanding at end of period                           2,750,539        $     1.79         3,316,006           $     2.28
                                                           ==========        ==========        ==========           ==========
     Exercisable at end of period                           1,556,000        $     1.79         1,512,848           $     2.19
                                                           ==========        ==========        ==========           ==========



          During the second and third quarters of 1999, the Company issued 86,377 and 68,000, respectively, common shares to employees and advisors under its stock bonus arrangement. The Company adopted SFAS 123 to account for its stock based compensation plans. SFAS 123 defines the "fair value based method" of accounting for stock based compensation. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. In accordance with this method, the Company recognized expense of $56,145 and $44,200, respectively, during the second and third quarters of 1999, and $41,980 during the third quarter of 2000.

          During 2000 the Company issued an aggregate of 187,330 shares of common stock to employees and advisors with a fair market value as measured on the date of issuance of $324,482 for services rendered under employment and consulting agreement. In addition, the Company issued 126,781 shares of preferred stock with a fair market value as measured on the date of grant of $190,172 to a financial advisor in accordance with a consulting agreement.

          During 2001 the Company issued an aggregate of 126,338 shares of common stock to employees and advisors with a fair market value as measured on the date of issuance of $97,732 for services rendered under employment and consulting agreement.

NOTE 12:  OMNITRIAL, B.V. BANKRUPTCY
          --------------------------

          On or about September 6, 2000, the Company's wholly owned subsidiary, OmniTrial B.V. ("OmniTrial") submitted a petition for bankruptcy protection from the bankruptcy court of the Netherlands. The court appointed a liquidating trustee and the case is still pending. The Company claimed that certain assets of OmniTrial were paid for by the Company and therefore should not be part of the liquidating assets of OmniTrial. The bankruptcy trustee rejected that claim and told the Company that as part of the OmniTrial bankruptcy estate the

                            OMNICOMM SYSTEMS, INC.
           NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                                June 30, 2001
                                  (unaudited)

          assets would be sold to diminish any deficiency of the estate. On July 5, 2001 the Company signed a settlement agreement providing for the return of the assets to the Company in exchange for the payment of $10,000.

NOTE 13:  INCOME TAXES
          ------------

          Income taxes are accrued at statutory US and state income tax rates. Income tax expense is as follows:

                                                                  6/30/01                       6/30/00
                                                                  =======                       =======
          Current tax expense (benefit):
                  Income tax at statutory rates                  $      -0-                   $         -0-
          Deferred tax expense (benefit):
                  Amortization of goodwill                         (35,320)                        (48,306)
                  and covenant
                  Operating loss carryforward                     (575,411)                     (1,310,946)
                                                                 ---------                    ------------
                                                                  (610,731)                     (1,359,252)
          Valuation allowance                                      610,731                       1,359,252
                                                                 ---------                    ------------
          Total tax expense (benefit)                            $      -0-                   $         -0-
                                                                 =========                    ============

          The tax effects of significant temporary differences, which comprise the deferred tax assets are as follows:

                                                                   6/30/01                       12/31/00
                                                                   =======                       ========
          Deferred tax assets:
          Amortization of intangibles                           $   259,622                    $   224,302
          Operating loss carryforwards                            3,711,500                      3,136,089
                                                                -----------                    -----------
                  Gross deferred tax assets                       3,971,122                      3,360,391
                  Valuation allowance                            (3,971,122)                    (3,360,391)
                                                                -----------                    -----------
                  Net deferred tax asset                        $        -0-                   $        -0-
                                                                ===========                    ===========

          The Company has net operating loss carryforwards (NOL) for income tax purposes of approximately $9,851,000. This loss is allowed to be offset against future income until the year 2021 when the NOL's will expire. Other timing differences relate to depreciation and amortization for the stock acquisition of Education Navigator in 1998. The tax benefits relating to all timing differences have been fully reserved for in the valuation allowance account due to the lack of operating history and the substantial losses incurred in 2000.

NOTE 14:  INTERIM FINANCIAL REPORTING

          The unaudited financial statements of the Company for the period from January 1, 2001 to June 30, 2001 have been prepared by management from the books and records of the Company, and reflect, in the opinion of management, all adjustments necessary for a fair presentation of the financial position and operations of the Company as of the period indicated herein, and are of a normal recurring nature.